Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference our report dated February 20, 2026, with respect to our audits of Evolution Metals & Technologies Corp.'s (formerly, Welsbach Technology Metals Acquisition Corp.) consolidated financial statements as of and for the years ended December 31, 2025 and 2024, that appears in this Amendment No.2 to Form 8-K of Evolution Metals & Technologies Corp. Our report contained an explanatory paragraph regarding substantial doubt about Evolution Metals & Technologies Corp.'s ability to continue as a going concern.

/s/ UHY LLP

New York, New York

March 31, 2026